Exhibit 107

Calculation of Filing Fee Tables

FORM S-3
(Form Type)

Advanced Emissions Solutions, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity (2)	Common stock, par value $0.001 per share	457(a) and 457(c)	2,142,858	$7.00 (3)	$15,000,006	0.0001476	$2,214
	Total Offering Amounts					$15,000,006		$2,214
	Total Fees Previously Paid							$—
	Total Fee Offsets							$—
	Net Fee Due							$2,214

(1)Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder, as a result of stock splits, stock dividends or other similar transactions.
(2)This registration statement registers 2,142,858 shares of common stock for resale by the selling stockholders.
(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (“Securities Act”), based on the average of the high and low prices of a share of common stock on The Nasdaq Global Market on May 22, 2024, which was $7.00.